Exhibit 99.1

Westfield Financial, Inc. Declares Regular and Special Dividends and Reports Results for the Quarter Ended March 31, 2012

WESTFIELD, Mass.--(BUSINESS WIRE)--April 25, 2012--Westfield Financial, Inc. (the “Company”) (NasdaqGS:WFD), the holding company for Westfield Bank (the “Bank”), reported net income of $2.3 million, or $0.09 per diluted share, for the quarter ended March 31, 2012, compared to $1.3 million, or $0.05 per diluted share, for the same period in 2011.

The increase in earnings for the quarter ended March 31, 2012 was the result of a $1.6 million increase in the net gain on the sales of securities, compared to the same period in 2011. With mortgage rates declining to new lows, the Company experienced a high level of prepayment activity in its mortgage-backed securities, which negatively affected the yield of the portfolio. In an effort to improve portfolio performance, management sold certain mortgage-backed securities that were prepaying rapidly and were expected to continue to prepay. Rather than receive principal payments at par value, the mortgage-backed securities were sold at a net gain, which created greater economic value for the Company.

The provision for loan losses was $220,000 for the three months ended March 31, 2012, compared to $339,000 for the same period in 2011. The decrease in the provision for loan losses was due to a decrease in loan charge-offs and positive trends in the national and local economy.

Net interest income decreased $230,000 to $7.4 million for the three months ended March 31, 2012, compared to $7.6 million for the same period in 2011. The net interest margin, on a tax-equivalent basis, was 2.55% for the three months ended March 31, 2012 compared to 2.72% for the same period in 2011. The decrease in the net interest margin was due to the yield on interest-earning assets decreasing 36 basis points as a result of the low interest rate environment. This was primarily due to a decrease in the yield on securities as a result of accelerated premium amortization and cash flows from pay downs being reinvested in products having a lower yield, which is reflective of the current market rate environment.

Noninterest expense increased $304,000 to $6.8 million for the three months ended March 31, 2012, compared to $6.5 million for the same period in 2011. Salaries and benefits increased $324,000 to $4.3 million for the three months ended March 31, 2012, which was mainly the result of new personnel, particularly in the commercial lending and compliance divisions, along with normal increases in salaries and benefits.

Balance Sheet Growth

Total assets were $1.3 billion at March 31, 2012, showing an increase of $30.3 million compared to December 31, 2011. Securities increased $28.2 million to $658.2 million at March 31, 2012 from $630.0 million at December 31, 2011. Securities were funded by growth in deposits and short-term borrowings.

Total loans increased by $4.2 million to $558.4 million at March 31, 2012 from $554.2 million at December 31, 2011. Residential loans increased $8.7 million to $201.2 million at March 31, 2012 from $192.5 million at December 31, 2011. Through the Company’s long standing relationship with a third-party mortgage company, it originated and purchased a total of $14.7 million in residential loans within and contiguous to its market area. Commercial real estate loans increased $1.4 million to $233.9 million at March 31, 2012 from $232.5 million at December 31, 2011. This was partially offset by a decrease in commercial and industrial loans of $5.7 million to $120.0 million at March 31, 2012. A significant component of the decrease was that three commercial loan customers decreased their line of credit utilization by a total of $3.7 million during the first quarter of 2012.

James C. Hagan, Chief Executive Officer stated, “I am pleased to announce that Dennis Keefe and Tom Cebula have recently joined the commercial lending team at Westfield Bank. Both gentlemen have a background of working at larger commercial banks and have combined lending experience of nearly 50 years.”

Total deposits increased $15.6 million to $748.6 million at March 31, 2012 from $733.0 million at December 31, 2011. The increase in deposits was due to a $17.6 million increase in money market accounts as a result of the Company establishing a new relationship-based money market product during the second half of 2011. Checking accounts decreased $1.5 million to $170.1 million at March 31, 2012. The Bank modified the interest rate structure on consumer checking accounts and some funds from consumer checking have shifted to the new relationship-based money market account.

Shareholders’ equity was $215.5 million and $219.0 million, which represented 16.7% and 17.3% of total assets at March 31, 2012 and December 31, 2011, respectively. The decrease in shareholders’ equity reflects the repurchase of 493,226 shares of our common stock at a cost of $4.0 million, pursuant to the Company’s stock repurchase programs, the payment of regular dividends amounting to $1.5 million, and a decrease in other comprehensive income of $2.0 million, due to the realization of $1.6 million in gains on securities sold during the first quarter of 2012 along with a change in market value of securities. This decrease was partially offset by net income of $2.3 million for the quarter ended March 31, 2012, an increase of $1.6 million related to the recognition of share-based compensation and the exercise of 177,077 stock options.

On December 22, 2011, the Board of Directors authorized a stock repurchase program under which the Company may purchase up to 1,333,496 shares, or 5% of its outstanding common stock. There were 1,088,596 shares remaining to be purchased under the repurchase program as of March 31, 2012.

Credit Quality

The allowance for loan losses was $7.8 million at both March 31, 2012 and December 31, 2011, representing 1.40% of total loans for both periods. This represents 282.82% and 264.71% of nonperforming loans at March 31, 2012 and December 31, 2011, respectively.

An analysis of the changes in the allowance for loan losses is as follows:

	Three Months Ended
	March 31,	December 31,	March 31,
	2012	2011	2011
	(In thousands)
Balance, beginning of period	$7,764	$7,087	$6,934
Provision	220	677	339
Charge-offs	(199)	(7)	(359)
Recoveries	18	7	85
Balance, end of period	$7,803	$7,764	$6,999

Nonperforming loans decreased $174,000 to $2.8 million at March 31, 2012, compared to $2.9 million at December 31, 2011, representing 0.49% and 0.53% of total loans at March 31, 2012 and December 31, 2011, respectively. Loans delinquent 30 – 89 days increased $2.2 million to $4.0 million at March 31, 2012 from $1.8 million at December 31, 2011. The increase is primarily due to a single commercial real estate relationship of $2.5 million. The borrower experienced a temporary fluctuation in cash flow causing the loan to become delinquent. The loan has been brought current. There are no loans 90 or more days past due and still accruing interest.

Declaration of Regular and Special Dividends

James C. Hagan, Chief Executive Officer stated, “On April 24, 2012, the Board of Directors declared a regular cash dividend of $0.06 per share and a special cash dividend of $0.10 per share. Both the regular and special dividends are payable on May 24, 2012 to all shareholders of record on May 10, 2012.”

About Westfield Financial, Inc.

Westfield Financial, Inc. is a Massachusetts-chartered stock holding company and the parent company of Westfield Bank, Elm Street Securities Corporation, WFD Securities, Inc. and WB Real Estate Holdings, LLC. Westfield Financial and its subsidiaries are headquartered in Westfield, Massachusetts and operates through 12 banking offices in Agawam, East Longmeadow, Feeding Hills, Holyoke, Southwick, Springfield, West Springfield and Westfield, Massachusetts.

Forward-Looking Statements

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, and in subsequent filings with the Securities and Exchange Commission. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

WESTFIELD FINANCIAL, INC. AND SUBSIDIARIES Consolidated Statements of Operations and Other Data (Dollars in thousands, except per share data) (Unaudited)

	Three Months Ended
	March 31,
	2012	2011

INTEREST AND DIVIDEND INCOME:
Loans	$6,381	$6,166
Securities	4,312	5,277
Other investments - at cost	22	14
Total interest and dividend income	10,715	11,457

INTEREST EXPENSE:
Deposits	1,637	2,106
Long-term debt	1,631	1,645
Short-term borrowings	30	59
Total interest expense	3,298	3,810

Net interest and dividend income	7,417	7,647

PROVISION FOR LOAN LOSSES	220	339

Net interest and dividend income after provision for loan losses	7,197	7,308

NONINTEREST INCOME:
Total other-than-temporary impairment losses on securities	-	(345)
Portion of other-than-temporary impairment losses recognized in accumulated other comprehensive loss	-	313
Net other-than-temporary impairment losses recognized in income	-	(32)
Service charges and fees	509	441
Income from bank-owned life insurance	459	366
Gain on sales of securities, net	1,585	31
Total noninterest income	2,553	806

NONINTEREST EXPENSE:
Salaries and employees benefits	4,277	3,953
Occupancy	705	678
Data processing	527	486
Professional fees	437	439
FDIC insurance	143	208
OREO expense	17	8
Other	738	768
Total noninterest expense	6,844	6,540

INCOME BEFORE INCOME TAXES	2,906	1,574

INCOME TAX PROVISION	567	288
NET INCOME	$2,339	$1,286

Basic earnings per share	$0.09	$0.05

Weighted average shares outstanding	25,449,759	26,746,102

Diluted earnings per share	$0.09	$0.05

Weighted average diluted shares outstanding	25,502,311	26,875,244

Other Data:

Return on average assets (1)	0.74%	0.42%

Return on average equity (1)	4.30%	2.37%

________________

(1) Three month results have been annualized.

WESTFIELD FINANCIAL, INC. AND SUBSIDIARIES Consolidated Balance Sheets and Other Data (Dollars in thousands, except per share data) (Unaudited)

	March 31,	December 31,
	2012	2011
Cash and cash equivalents	$17,204	$21,105
Securities available for sale, at fair value	645,913	617,537
Federal Home Loan Bank of Boston and other restricted stock - at cost	12,243	12,438

Loans	558,373	554,156
Allowance for loan losses	7,803	7,764
Net loans	550,570	546,392

Bank-owned life insurance	44,153	44,040
Other real estate owned	1,130	1,130
Other assets	22,400	20,622

TOTAL ASSETS	$1,293,613	$1,263,264

Total deposits	$748,630	$732,958
Short-term borrowings	70,237	52,985
Long-term debt	248,275	247,320
Securities pending settlement	-	363
Other liabilities	10,960	10,650

TOTAL LIABILITIES	1,078,102	1,044,276

TOTAL SHAREHOLDERS' EQUITY	215,511	218,988

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,293,613	$1,263,264

Book value per share	$8.10	$8.14

Other Data:

30-89 day delinquent loans	$4,045	$1,848

Nonperforming loans	2,759	2,933

Nonperforming loans as a percentage of total loans	0.49%	0.53%

Nonperforming assets as a percentage of total assets	0.30%	0.32%

Allowance for loan losses as a percentage of nonperforming loans	282.82%	264.71%

Allowance for loan losses as a percentage of total loans	1.40%	1.40%

The following table sets forth the information relating to our average balance and net interest income for the three months ended March 31, 2012 and 2011, and reflects the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Three Months Ended March 31,
	2012			2011
	Average Balance	Interest	Avg Yield/ Cost	Average Balance	Interest	Avg Yield/ Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$555,460	$6,420	4.62%	$518,397	$6,206	4.79%
Securities(2)	622,854	4,497	2.89	632,678	5,453	3.45
Other investments - at cost	14,298	22	0.62	13,948	14	0.40
Short-term investments(3)	14,040	-	0.00	6,007	1	0.07
Total interest-earning assets	1,206,652	10,939	3.63	1,171,030	11,674	3.99
Total noninterest-earning assets	64,916			72,029

Total assets	$1,271,568			$1,243,059

LIABILITIES AND EQUITY:
Interest-bearing liabilities
NOW accounts	$68,230	102	0.60	$85,767	227	1.06
Savings accounts	97,957	65	0.27	105,345	157	0.60
Money market accounts	157,086	228	0.58	77,815	118	0.61
Time certificates of deposit	315,493	1,242	1.57	348,198	1,604	1.84
Total interest-bearing deposits	638,766	1,637		617,125	2,106
Short-term borrowings and long-term debt	305,014	1,661	2.18	312,153	1,704	2.18
Interest-bearing liabilities	943,780	3,298	1.40	929,278	3,810	1.64
Noninterest-bearing deposits	99,491			84,358
Other noninterest-bearing liabilities	10,317			9,464
Total noninterest-bearing liabilities	109,808			93,822

Total liabilities	1,053,588			1,023,100
Total equity	217,980			219,959
Total liabilities and equity	$1,271,568			$1,243,059
Less: Tax-equivalent adjustment(2)		(224)			(217)
Net interest and dividend income		$7,417			$7,647
Net interest rate spread(4)			2.23%			2.35%
Net interest margin(5)			2.55%			2.72%
Average interest-earning assets to average interest-bearing liabilities			127.85			126.02

(1) Loans, including non-accrual loans, are net of deferred loan origination costs and unadvanced funds.

(2) Securities, loan income and net interest income are presented on a tax-equivalent basis using a tax rate of 34%. The tax-equivalent adjustment is deducted from tax-equivalent net interest and dividend income to agree to the amount reported on the statements of income.

(3) Short-term investments include federal funds sold.

(4) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5) Net interest margin represents tax-equivalent net interest and dividend income as a percentage of average interest-earning assets.

CONTACT:
Westfield Financial, Inc.
James C. Hagan, 413-568-1911
President & CEO
or
Leo R. Sagan, Jr., 413-568-1911
CFO